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Exhibit 23.7

Consent of Independent Auditors

        We consent to the incorporation by reference in the registration statement on Form S-4/A (No. 333-197341) of NGL Energy Partners LP and NGL Energy Finance Corp. of our report dated June 24, 2013, with respect to the combined balance sheets of Gavilon Energy (The Energy Business Units of Gavilon, LLC) as of December 31, 2012 and 2011 and the related combined statements of operations, comprehensive income (loss), equity and cash flows for each of the years in the three-year period ended December 31, 2012 incorporated herein by reference and to the reference to our firm under the caption "Experts" in the registration statement.

/s/ KPMG LLP
Omaha, Nebraska

August 20, 2014

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  Exhibit 23.7
Consent of Independent Auditors